                                   EXHIBIT 11
                          CYPRUS AMAX MINERALS COMPANY
                       Computation of Per Share Earnings
                      (In thousands except per share data)

                                                                   1993         1992          1991
                                                                ---------    -----------    ---------
Income (Loss) Before Cumulative Effect of Accounting Changes..  $ 100,169    $ (245,972)    $  42,744
Cumulative Effect of Accounting Changes/(1)/..................          -       (87,597)            -
                                                                ---------    ----------     ---------
Net Income (Loss).............................................    100,169      (333,569)       42,744
Preferred Stock Dividends.....................................     (2,320)      (11,059)      (14,745)
                                                                ---------    ----------     ---------
Income (Loss) Applicable to Common Shares.....................  $  97,849    $ (344,628)    $  27,999
                                                                =========    ==========     =========

Primary:
  Average Common Shares Outstanding...........................     53,005        40,758        38,996
                                                                =========    ==========     =========

Fully Diluted:
  Average Common Shares Outstanding...........................     53,005        40,758        38,996
  Common Stock Equivalents--Options...........................        228           478           131
  Conversion of Series A Preferred Stock......................      1,236             -             -
  Conversion of Series B Preferred Stock......................          -         6,360         7,917
                                                                ---------    ----------     ---------
  Fully Diluted Average Common Shares Outstanding.............     54,469        47,596        47,044
                                                                =========    ==========     =========

Earnings (Loss) Per Share:
  Using Average Common Shares Outstanding:
  Income (Loss) Before Cumulative Effect of Accounting Changes      $1.85        $(6.31)        $ .72
  Cumulative Effect of Accounting Changes/(1)/................          -         (2.15)            -
                                                                    -----        ------         -----
                                                                    $1.85        $(8.46)        $ .72
                                                                    =====        ======         =====

  Using Fully Diluted Average Common Shares Outstanding:
  Income (Loss) Before Cumulative Effect of Accounting Changes      $1.84        $(5.17)          .91
  Cumulative Effect of Accounting Changes/(1)/................          -         (1.84)            -
                                                                    -----        ------         -----
                                                                    $1.84/(2)/   $(7.01)/(2)/   $ .91/(2)/
                                                                    =====        ======         =====

/(1)/ Includes SFAS No. 106, "Employers' Accounting For Postretirement Benefits
      Other Than Pensions" and SFAS No. 112, "Employers' Accounting For Postemployment Benefits."

/(2)/ Fully diluted earnings per share was less than three percent different than primary earnings per share in 1993 and was anti-dilutive in 1992 and 1991.

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